EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of TASER International, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TASER International, Inc. on Form S-8 (File No. 333-89434, effective May 31, 2002, File No. 333-125455, effective June 2, 2005 and File No. 333-161183, effective August 7, 2009).
/s/ GRANT THORNTON LLP
Phoenix, Arizona
March 15, 2010